Exhibit 10

W I T N E S S E T H:

WHEREAS, SEABRIDGE is the registered and beneficial owner of 49,999 shares, par value $1.00, of the fully issued, outstanding and non-assessable common minimum fixed capital stock of NOCHEBUENA represented by Certificate No. 1 (the “Fixed Capital Stock”);

WHEREAS, the Qualifying Shareholder is the registered owner and SEABRIDGE is the beneficial owner of one share, par value $1.00, of the fully issued, outstanding and non-assessable common minimum fixed capital stock of NOCHEBUENA represented by Certificate No. 2 (the “Qualifying Share”);

WHEREAS, SEABRIDGE is the registered and beneficial owner of 85,463,730 shares, par value $1.00, of the fully issued, outstanding and non-assessable common variable capital stock of NOCHEBUENA represented by Certificate No. 3 (the “Variable Capital Stock” and, together with the Fixed Capital Stock and the Qualifying Share, the “SHARES”);

WHEREAS, SEABRIDGE wishes to sell to BERMEJAL the SHARES; and

WHEREAS, BERMEJAL wishes to acquire and purchase the SHARES.

NOW, THEREFORE, in consideration of the mutual promises and covenants and other good and valuable consideration herein set forth, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.01. Definitions.- Certain capitalized and other terms used in this Agreement are defined in Annex A hereto and are used herein within the meanings ascribed to them therein.

1.02. Rules of Construction.- (a) Unless the context otherwise requires, as used in this Agreement: (i) a term defined in Annex A has the meaning ascribed to it in Annex A; (ii) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) references to “written” or “in writing” include electronic form; (vi) words applicable to one gender shall be construed to apply to each gender; (vii) the terms “hereof, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement, including the Annexes, Exhibits and Schedules hereto; and (viii) the terms “Article”,

(c)          A reference to any Person includes such Person’s successors and permitted assigns.

(d)          Any reference to “days” means calendar days unless Business Days are expressly specified.

(e)          The Annexes, Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part hereof for all purposes.

(f)          Any references to “dollars” or “US$” means dollars of the United States of America unless expressly specified otherwise, and any references to Pesos means the currency of the United Mexican States. If any conversion is required between Pesos and dollars, that conversion shall be made based on the Peso exchange rate published in the Diario Oficial de la Federación by Banco de México on the Business Day immediately preceding the applicable payment date.

(g)          This Agreement has been negotiated by SEABRIDGE and BERMEJAL and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement shall not apply in any interpretation of this Agreement.

ARTICLE II
SALE AND PURCHASE

2.01. Sale of SHARES.- On the terms and subject to the conditions contained in this Agreement, SEABRIDGE hereby agrees to sell and transfer to BERMEJAL and BERMEJAL agrees to purchase and acquire all of the SHARES, free and clear of any lien or encumbrance. SEABRIDGE further agrees to cause the Qualifying Share to be transferred at Closing to a Person designated by BERMEJAL. The consideration to be paid by BERMEJAL for the SHARES shall be as set forth in this Article II.

2.02. Purchase Price.- The Parties hereto have agreed that the Purchase Price for the SHARES is US$25,000,000.00 (Twenty five million and 00/100 dollars) payable by BERMEJAL to SEABRIDGE on the Closing Date in immediately available funds, by wire transfer to the bank account notified in writing by SEABRIDGE to BERMEJAL no less than 3 (three) Business Days prior to the Closing Date.

2.03. Closing of the Sale of SHARES.- The execution of this Agreement and the transactions contemplated hereby shall be consummated at a closing to be held at the offices located in Corporative BAL, 4th Floor, Colonia Los Morales, Sección Polanco, 11540 México, D.F., Mexico at 10:00 AM (the “Closing”) on the Closing Date. The Closing Date shall be (a) the 11th day of December, 2008, provided the Due Diligence has been concluded to the satisfaction of BERMEJAL and the conditions set forth in Section 2.04 have been fulfilled or waived or (b) such other date as SEABRIDGE and BERMEJAL may, by written agreement, establish.

(ii)          a certificate duly executed by the secretary or any assistant secretary of SEABRIDGE dated as of the Closing Date (a) attaching and certifying on behalf of SEABRIDGE as complete and correct copies of (1) the certificate of incorporation, the Articles and the by-laws of SEABRIDGE in effect as of the Closing Date; (2) the resolutions of the Board of Directors of SEABRIDGE authorizing the execution, delivery and performance by SEABRIDGE of this Agreement and the transactions contemplated hereby; (3) a certificate of compliance of SEABRIDGE under the Canada Business Corporations Act and a certificate of status in respect of its registration in Ontario; (b) certifying on behalf of SEABRIDGE the incumbency of each officer of SEABRIDGE executing this Agreement and/or any document delivered in connection with the Closing and (c) confirming that SEABRIDGE is not required to obtain the approval of its shareholders to the execution of this Agreement for the completion of the transactions contemplated herein;

(iii)        a certificate duly executed by the secretary or any assistant secretary of NOCHEBUENA dated as of the Closing Date (a) attaching and certifying on behalf of NOCHEBUENA as complete and correct copies of (1) the certificate of incorporation and the by-laws of NOCHEBUENA in effect as of the Closing Date; (2) the resolutions of the Board of Directors of NOCHEBUENA authorizing the execution, delivery and performance by NOCHEBUENA of this Agreement and the transactions contemplated hereby; (3) the certified power of attorney of the signatory of NOCHEBUENA for all closing documents; (4) a certified copy of all amendments to the By-Laws of NOCHEBUENA that bear on the power of attorney referenced in the foregoing item (3); and (5) a good standing and record history certificate issued by the Commerce Registry with respect to NOCHEBUENA; (b) certifying on behalf of NOCHEBUENA the incumbency of each officer of NOCHEBUENA executing this Agreement and/or any document delivered in connection with the Closing and (c) confirming that NOCHEBUENA is not required to obtain the approval of its shareholders to the execution of this Agreement for the completion of the transactions contemplated herein;

(iv)        the resignation of all of the members of the Board of Directors, Comisario (and Comisario Suplente, if designated), Secretary (and Alternate Secretary, if designated) and officers of NOCHEBUENA listed in Schedule 1 attached hereto;

(v)         the renunciation or revocation of general or special powers of attorney or other rights held by the Persons designated by SEABRIDGE or NOCHEBUENA and listed in Schedule 2 attached hereto;

(vii)          the Books and Records of NOCHEBUENA, including all copies thereof, to the location specified by BERMEJAL to SEABRIDGE prior to Closing;

(viii)          (a) a Certificate of the secretary or any assistant secretary of SEABRIDGE confirming that SEABRIDGE is a resident of Canada and files tax returns in Canada, (b) a true and correct copy of the designation of SEABRIDGE’s legal representative pursuant to Article 190 of Mexico’s Income Tax Law (Ley del Impuesto sobre la Renta), and (c) a true and correct copy of the corresponding notification thereof to the competent Mexican tax Governmental Authorities;

(ix)           evidence of filing of notice or application to the Comisión Nacional del Agua (“CNA”) of the acquisitions of water well rights;

(x)            opinions of Canadian and Mexican counsel addressed to BERMEJAL in the form attached hereto as Exhibit 2; and

(xi)           evidence of capitalization of any and all outstanding accounts payable to SEABRIDGE from NOCHEBUENA and delivery of a new Variable Capital stock certificate reflecting such capitalization.

2.03.2. BERMEJAL shall deliver to SEABRIDGE:

(i)          subject to the provisions of Section 8.01(i) below or Section 2.03.1 (viii) above, as the case may be, the Purchase Price by way of wire transfer to SEABRIDGE at such bank account in Toronto, Ontario, Canada as SEABRIDGE designates as provided in Section 2.02 above, in immediately available funds;

(ii)         a certificate duly executed by the secretary or any assistant secretary of BERMEJAL dated as of the Closing Date (a) attaching and certifying on behalf of BERMEJAL as complete and correct copies of (1) the certificate of incorporation and the by-laws of BERMEJAL in effect as of the Closing Date; (2) the resolutions of the Board of Directors of BERMEJAL authorizing the execution, delivery and performance by BERMEJAL of this Agreement and the transactions contemplated hereby; (3) the certified power of attorney appointing any person that signs any of the Closing documents on behalf of BERMEJAL; (4) a certified copy of any amendments to the By-Laws of BERMEJAL that bear on the foregoing power of attorney; and (5) a good standing and record history certificate issued by the Mexican Commerce Registry with respect to BERMEJAL; (b) certifying on behalf of BERMEJAL the incumbency, due appointment and authority of each officer of BERMEJAL executing this Agreement and/or any document delivered in connection with the Closing; and (c) confirming that BERMEJAL is not required to obtain the approval of its shareholders to the execution of this Agreement or the completion of the transaction contemplated herein.

2.04 Conditions Precedent. Each of BERMEJAL’s and SEABRIDGE’s obligations to complete the purchase and sale of the SHARES is subject to the following conditions precedent:

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING SEABRIDGE

3.01. SEABRIDGE represents and warrants to BERMEJAL as of the date hereof and as of the Closing Date that:

3.01.1. Organization and Qualification.- It is a company duly incorporated under the Laws of Canada, it is duly organized and validly existing under such Laws and is qualified to carry on business in Ontario, Canada.

3.01.2. Authorization and Qualification.- It has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder and it has duly obtained all corporate authorizations for the execution, delivery and performance of this Agreement and such execution, delivery and performance and the consummation of the transactions herein contemplated will not contravene any existing Laws and will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance, lien or charge under, the provisions of its constituting documents or any shareholders’ or directors’ resolution or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject.

3.01. 3. No Brokers.- Other than JPMorgan, which has been retained by SEABRIDGE, no broker, finder or investment banker is entitled to any brokerage, finder’s fee or other fee or commission in connection with the transactions contemplated by this Agreement by or under any act, agreement or understanding of SEABRIDGE or NOCHEBUENA with any broker, finder or investment banker. SEABRIDGE shall indemnify and hold BERMEJAL, its stockholders, officers and directors, harmless from any claims by any Person for any such fees or commissions or expenses related thereto.

3.01.4. Title to SHARES.- SEABRIDGE and the Qualifying Shareholder collectively own beneficially and of record the SHARES. SEABRIDGE and the Qualifying Shareholder have the full legal right to sell, assign and transfer the SHARES registered in their names to BERMEJAL and BERMEJAL’s designee as contemplated in Section 2.01 and will, upon endorsement for transfer and delivery of the SHARES as provided in Section 2.03.l(i) above, transfer to BERMEJAL and BERMEJAL’s designee, as applicable, good title to the SHARES free and clear of any liens or other encumbrances.

3.01.5. Due Execution.- This Agreement has been duly executed and delivered by SEABRIDGE and the Qualifying Shareholder and is valid and binding upon them in accordance with its terms.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING NOCHEBUENA

4.01. SEABRIDGE and NOCHEBUENA represent and warrant to BERMEJAL as of the date hereof and as of the Closing Date that:

4.01.1. Organization.- NOCHEBUENA is a company duly incorporated under the Laws of the United Mexican States, it is duly organized and validly existing under such Laws and is qualified to carry on business in the place of its incorporation.

4.01.2. Organizational Documents.- SEABRIDGE has heretofore made available to BERMEJAL true, complete and correct copies of the deed of incorporation (escritura constitutiva); by-laws (estatutos sociales), including amendments thereto of NOCHEBUENA and NOCHEBUENA is not in violation of any of the provisions of its deed of incorporation (escritura constitutiva); by-laws (estatutos sociales), including amendments thereto.

4.01.3. Concessions.- NOCHEBUENA has acquired, and currently has full right, title and owns a 100% interest in the mining concessions known as (i) “Juliana”, Título 217,805 which is valid through August 22, 2052, with an area of 970 hectares, located in the Municipality of Caborca, State of Sonora, registered on August 23, 2002 in the Public Mining Registry (Registro Público de Minería) under number 65, page 33, volume 331 of the Mining Concessions Book; (ii) “Noche Buena”, Título 217,985 which is valid through September 17, 2052, with an area of 30 hectares, located in the Municipality of Caborca, State of Sonora, registered on September 18, 2002 in the Public Mining Registry (Registro Público de Minería) under number 245, page 123, volume 331 of the Mining Concessions Book; and (iii) “River”, Título 229,242 which is valid through March 26, 2057 with an area of 2,616.015 hectares, located in the Municipality of Caborca, State of Sonora, registered on March 27, 2007 in the Public Mining Registry (Registro Público de Minería) under number 342, page 171, volume 362 of the Mining Concessions Book (collectively the “Concessions”) and the plots of land covered thereby (“lotes mineros”).

4.01.4. Land Rights.- NOCHEBUENA has (i) fully pre-paid 20 (twenty) years’ land lease rights to 1,000 hectares of land, which is the same land occupied by the Juliana and Nochebuena Concessions, owned by Mr. Francisco Manuel Pesqueira Escalante, in the Muncipality of Caborca, State of Sonora for exploration, mining and other activities related thereto (the “Leased Land”); including certain permanent easement rights (servidumbre de tránsito and servidumbre de conducción) over the “Access Road from Las Palmas to Noche Buena Ranch”, the “Alternative Access Road to Noche Buena Ranch” and the “Camino de Entronque”, pursuant to and as defined in the “Lease Contract” attached hereto as Exhibit 2; (iii) the right to extend the duration of the Lease Contract for an additional 20 (twenty) year period on the terms set forth in the Lease Contract; and (iv) the right to purchase from the owner of the land the Leased Land for a price of US$1,000.00 (One thousand 00/100 dollars) on the terms set forth in the Lease

4.01.6. Compliance with Laws.- (i) Except as set forth in Schedule 3 NOCHEBUENA is current and in full compliance and has performed all its obligations applicable to the Concessions under the Mining Law and its Regulations, including payment of mining taxes (derechos sobre minería) and timely filing of assessment work reports (comprobación de obras y trabajos); (ii) NOCHEBUENA has not received, and is not aware of any condition which might result in notification from any Governmental Authority that it is not in compliance with any and all applicable Laws or that it is in default with respect to any order from a Governmental Authority, including but not limited to (a) the extemporaneous filing of assessment work for years 2002 through 2006 of the “Juliana” Concession and (b) the failure to pay mining taxes as listed in Schedule 3.

4.01.7. No Liens.- The Concessions, the lotes mineros covered thereby, and NOCHEBUENA’s interest in the Leased Lands are free and clear of all liens, charges and encumbrances created by, through or under SEABRIDGE or NOCHEBUENA, or otherwise.

4.01.8. No Actions, Claims or Litigation.- There are no outstanding, pending or, to SEABRIDGE’s knowledge, threatened actions, suits, arbitrations, proceedings or litigation or third party rights affecting all or any part of the Concessions or the lotes mineros, nor, to the best of the information, knowledge and belief of SEABRIDGE and NOCHEBUENA, is there any basis therefor.

4.01.9. No Commitments.- Except as set forth on Schedule 4, there are no contracts, agreements or other commitments to which NOCHEBUENA is a party.

4.01.10. No Options.- Other than this Agreement, there are no agreements, promises to sell, adverse interests or options to acquire or purchase all or any portion of NOCHEBUENA’s interest in the Concessions, the lotes mineros, or the Leased Lands, and no Person other than NOCHEBUENA has any proprietary or possession rights or interest in the Concessions.

4.01.11. Permits and Authorizations.- NOCHEBUENA has obtained all permits, licenses and authorizations, including but not limited to environmental impact authorizations, from federal, state or municipal governmental authorities that were required with respect to its activities to date on the Concessions, and is current and in full compliance therewith.

4.01.12. Environmental Matters.- (i) NOCHEBUENA has filed and/or obtained all environmental permits and authorizations required by applicable Law in respect of its activities to date on the Concessions, including NOM’s; (ii) NOCHEBUENA is in full and timely compliance with all its obligations under the applicable environmental Laws, NOM’s, environmental permits and authorizations, including if applicable taking all remedial and restoration actions required thereunder; and (iii) NOCHEBUENA has received no order or direction, or notice of an order or direction, and neither NOCHEBUENA nor SEABRIDGE has knowledge of any condition which might result in any order or direction, from any Governmental Authority that would constitute an environmental liability in respect of the Concessions and/or NOCHEBUENA’s activities.

(ii)          All such tax returns and information and data contained therein have been, in all respects, property and accurately compiled and completed, fairly represent in all respects the information purported to be shown therein, and reflect all liabilities for taxes for the periods covered by such tax returns.

(iii)         None of such tax returns are now under audit or examination by any Governmental Authority and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return, or the assessment or collection of any tax or deficiency of any nature whatsoever against NOCHEBUENA.

(iv)          No penalties, interest, fines or other charges are or will become due with respect to the late filing of any such tax return or late payment of any such tax.

(v)           All withholding tax and tax payment requirement thereof imposed on NOCHEBUENA, including, without limitation, from each payment to any of its past or present employees, officers, workers or directors for any and all periods prior to and including the Closing Date have been or will be timely satisfied in full on or before the Closing Date.

(vi)         NOCHEBUENA has made adequate provision for the payment in full of any and all unpaid taxes for any and all periods or portions thereof ending on or before the Closing Date.

4.01.14. Workers and Employees.- (i) NOCHEBUENA has no workers or employees in the payroll of NOCHEBUENA, and (ii) NOCHEBUENA has satisfied all of its obligations to pay the wages, salaries and other benefits (including any benefits that may be or become due and payable as a result of termination) to any and all of the workers or employees it has engaged, under the respective employment contracts and in the withholding of the applicable income tax (impuesto sobre productos del trabajo) and in the payment of social security and INFONAVIT quotas thereon.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING BERMEJAL

5.01. BERMEJAL represents and warrants to SEABRIDGE as of the date hereof and as of the Closing that:

5.01.1. Organization and Qualification.- It is a company duly incorporated under the Laws of the United Mexican States, it is duly organized and validly existing under such Laws and is qualified to carry on business in the place of its incorporation.

5.01.2. Authorization and Qualification.- It has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this

5.01.3. No Brokers.- No broker, finder or investment banker is entitled to any brokerage, finder’s fee or other fee or commission payable by SEABRIDGE in connection with the transactions contemplated by this Agreement. BERMEJAL shall indemnify and hold SEABRIDGE, its stockholders, officers and directors, harmless from any claims by any Person for any such fees or commissions or expenses related thereto.

5.01.4. Due Execution.- This Agreement has been duly executed and delivered by BERMEJAL and is valid and binding upon it in accordance with its terms.

5.01.5. No Omissions or Misstatements.- No representation or warranty made by BERMEJAL in this Agreement and the schedules hereto contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of the statements herein not misleading in light of the circumstances in which they were made.

ARTICLE VI
COVENANTS OF SEABRIDGE

6.01. Affirmative Covenants.- SEABRIDGE hereby covenants and agrees that, from and after the date hereof and until Closing Date, unless otherwise contemplated by this Agreement or consented to in writing by BERMEJAL, it will cause NOCHEBUENA, and NOCHEBUENA agrees:

(i)          to cooperate fully with BERMEJAL, its officers, representatives and advisors, providing such information, documents and access to each of the NOCHEBUENA’s accounting, tax, financial and corporate records as may be required by BERMEJAL for the due diligence to be performed by BERMEJAL;

(ii)         to maintain its rights to the Concessions, the lotes mineros, and the Leased Lands free and clear from all liens or encumbrances;

(iii)        to file all past due and pending assessment work reports (comprobación de obras y trabajos) and pay all past due and pending mining taxes (derechos sobre mineria) listed in Schedule 3 hereto;

(iv)         to comply with any and all applicable Laws, including NOM’s;

(v)          to preserve its rights and comply with its obligations under the Lease Contract;

(vi)         to maintain its books of account and records in the usual and customary manner in accordance with GAAP;

6.02. Negative Covenants.- SEABRIDGE hereby covenants and agrees that, from and after the date hereof and until Closing Date, unless otherwise contemplated by this Agreement or consented to in writing by BERMEJAL, it will cause NOCHEBUENA, and NOCHEBUENA agrees:

(i)          not to sell, transfer, assign or dispose of the Concessions nor the Lease Contract to any third party;

(ii)         not to hire any worker or employee;

(iii)        not create any lien or encumbrance on the Concessions or the Leased Lands;

(iv)         not to enter into any contracts with a value in excess of $25,000.00; and

(v)         not to incur any debt.

ARTICLE VII
COVENANTS BY BERMEJAL

7.01. Undertakings by BERMEJAL.- BERMEJAL hereby undertakes to:

(i)          Cause NOCHEBUENA to a hold shareholders meeting or execute a unanimous written consent in lieu of a meeting of the shareholders on the Closing Date, designating new Directors and their respective Alternates, officers, Comisario(s), Secretary, and attorneys in fact in lieu of the Directors and Alternates, officers, Comisario(s), Secretary, and attorneys in fact designated by SEABRIDGE, approving their actions and omissions and releasing and indemnifying such SEABRIDGE designees from any liability they may have incurred during their tenure and BERMEJAL also undertakes to cause NOCHEBUENA to provide to SEABRIDGE a certified copy of the notarial deed that formalized the said designations and approvals, as registered at the Commerce Registry, within 20 (twenty) calendar days of the registration of the same;

(ii)         Give notice on the Closing Date, to NOCHEBUENA of the acquisition of the SHARES so that BERMEJAL and its designee become the shareholders of record of said SHARES, and cause NOCHEBUENA to provide to SEABRIDGE a certified copy of the entry to that effect in NOCHEBUENA’s stock ledger as soon as possible after the Closing Date;

(iii)         Cause NOCHEBUENA to give notice within 30 (thirty) calendar days following the Closing Date, to the Mexican Foreign Investment Registry of the acquisition of the SHARES, and cause

ARTICLE VIII
TAXES

8.01. Withholding Income Tax and Value Added Tax.- (i) The payment of the Purchase Price shall be subject to the withholding by BERMEJAL of the 25% (twenty five percent) Mexican income tax as provided in Article 190 of Mexico’s Income Tax Law (Ley del Impuesto sobre la Renta); provided, however, BERMEJAL shall not withhold said income tax if (a) SEABRIDGE designates a legal representative resident in Mexico as provided in Article 208 of Mexico’s Income Tax Law; and (b) the corresponding competent Mexican tax Governmental Authorities are notified of such designation.

8.02. Tax Indemnification.- (i) After the Closing Date, and regardless of whether BERMEJAL would be entitled to indemnification for such amount under Article IX, SEABRIDGE shall indemnify and hold harmless BERMEJAL and its Affiliates, successors and assigns from and against any fines, penalties or damages attributable to any unpaid or improperly paid tax liability (including mining rights or “derechos sobre minería”) of NOCHEBUENA with respect to a pre-Closing tax period or with respect to the disallowance of any deduction which gives rise to a deferred compensation, deduction payment, or carryforward payment, determined on the basis set forth below. SEABRIDGE shall pay such amounts as they are obligated to pay to BERMEJAL or NOCHEBUENA within 15 Business Days after payment of any applicable tax liability by BERMEJAL or NOCHEBUENA.

(ii) Any Taxes for a period of time including both a pre-Closing period and a post-Closing period shall be apportioned between such pre-Closing period and the post-Closing period based, in the case of real and personal property taxes, on a per diem basis and in the case of other Taxes, on the actual activities, taxable income or taxable loss of NOCHEBUENA during such pre-Closing period and post-Closing period determined as if the books of NOCHEBUENA were closed on the Closing Date.

ARTICLE IX
INDEMNIFICATION AND RELEASES

9.01. Release and Indemnification.- (i) SEABRIDGE shall save harmless BERMEJAL and NOCHEBUENA and their directors, officers, employees, agents, Affiliates, successors, and assigns as well as their representatives on the Board of Directors of NOCHEBUENA from any and all actions, claims, demands or causes of action brought by any third party and any and all costs, expenses, damages, losses, or liabilities, whether contingent or otherwise, in respect of such actions, claims, demands or causes of action and whatsoever relating in any way to NOCHEBUENA, including, without limitation, exploration costs, development costs, environmental claims, labor claims, or taxes; provided they arise due to acts, omissions or failures to act by SEABRIDGE and/or NOCHEBUENA prior to and up to the Closing and were not disclosed by SEABRIDGE to BERMEJAL prior to Closing or reserved or provided for in the financial statements of NOCHEBUENA as of the Closing Date.

(ii)          BERMEJAL shall and shall cause NOCHEBUENA to jointly and severally indemnify and save harmless SEABRIDGE and its directors, officers, employees, agents, Affiliates, successors, and assigns

(iii)          In the event BERMEJAL discovers, finds or learns of the (a) existence of a liability not previously disclosed by either SEABRIDGE or NOCHEBUENA or both prior to the Closing or which is not duly reflected in the accounting records and the financial statements of NOCHEBUENA as of the Closing Date and/or (b) the non-existence of an asset recorded in the accounting records and reflected in the financial statements of NOCHEBUENA as of the Closing Date; SEABRIDGE shall, promptly after receipt of written notice from BERMEJAL notifying SEABRIDGE of such liability or nonexistent asset, reimburse NOCHEBUENA an amount equal to the value of the liability or the nonexistent asset.

(iv)          In the event after the Closing NOCHEBUENA receives a payment, reimbursement or refund which is not duly provided for in the accounting records and reflected in the financial statements of NOCHEBUENA as of the Closing Date NOCHEBUENA shall promptly pay the amount so received to SEABRIDGE.

(v)        SEABRIDGE shall indemnify, and hold BERMEJAL and/or NOCHEBUENA harmless (and their respective Affiliates, officers, directors, employees and shareholders, the “Indemnified Parties”) from and against any losses imposed on, incurred by or asserted against such Indemnified Party to the extent resulting from, and not otherwise indemnified pursuant to other provisions of this Agreement, breaches of Articles III, IV and VI of this Agreement by SEABRIDGE and/or NOCHEBUENA, including any and all taxes, out-of-pocket costs and reasonable expenses (including attorneys’ costs) incurred by the Indemnified Parties in respect of any such breaches.

(vi)         BERMEJAL shall indemnify, defend and hold SEABRIDGE and the Qualifying Shareholder harmless (and their respective Affiliates, officers, directors, employees and shareholders, if applicable, the “Seabridge Indemnified Parties”) from and against any losses imposed on, incurred by or asserted against such Seabridge Indemnified Party to the extent resulting from, and not otherwise indemnified pursuant to other provisions of this Agreement, breaches of Articles V and VII of this Agreement by BERMEJAL, including any and all taxes, out-of-pocket costs and reasonable expenses (including attorneys’ costs) incurred by the Seabridge Indemnified Parties in respect of any such breaches.

9.02. Procedure for Indemnified Third Party Claims.- Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any Litigation with respect to any matter referred to in Section 9.01, the Indemnitee shall give written notice thereof to SEABRIDGE if the Indemnitee is a Person entitled to indemnification under Section 9.01 (i) or (iii), or BERMEJAL, if the Indemnitee is a Person entitled to indemnification under Section 9.01(ii) (in either case, the “Indemnitor”), and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby. If any third party commences any Litigation against any Indemnitee, the Indemnitor shall be entitled to participate in such Litigation and, at its option, assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor’s sole expense; provided, however, that the Indemnitor shall not have the right to assume the defense of any Litigation if

9.03. A claim for indemnification for any matter not relating to a third party claim may be asserted by giving reasonable notice directly by the Indemnitee to the Indemnitor. The Indemnitee shall afford the Indemnitor access to all relevant corporate records and other information in its possession relating thereto.

If any party becomes obligated to indemnify another party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined, the Indemnitor shall pay such amount to the Indemnified Party in immediately available funds within ten days following written demand by the Indemnitee.

9.04. BERMEJAL hereby acknowledges and agrees that the Qualifying Shareholder is only a party to this Agreement because he is the registered shareholder of the Qualifying Share and BERMEJAL hereby releases the Qualifying Shareholder from any or all obligations, duties or liabilities under the terms of this Agreement, in connection with the purchase and sale of the SHARES, in relation to the condition, status or title to the Concessions, the lotes mineros and the Leased Lands or otherwise, beyond the requirement that the Qualifying Shareholder transfer the Qualifying Share at the Closing; provided, however, that this Section 9.04 shall not apply in respect of covenants or representations and warranties of Seabridge in documents signed by the Qualifying Shareholder in his capacity as President and CEO of SEABRIDGE.

ARTICLE X
PUBLIC STATEMENTS

10.01. Public Statements.- The Parties agree that any of them may make public statements or press releases (including those that pursuant to the securities legislation and/or rules of a securities exchange, any of the Parties must disclose from time to time), provided that the text of any public notice or communication, including press releases, that any of the Parties intends to make that discloses the terms of this Agreement or includes reference to the other Party and includes information not previously disclosed publicly, is made available to the other Party prior to said publication, and its written approval is obtained, which may not be unreasonably denied, and it must be given as soon as possible but within a period of 2 (two) Business Days counted from and after receipt of the text of the communication that is to be made.

ARTICLE XII
TERMINATION

12.01 Termination Events.- This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(i) at any time, by the mutual written agreement of BERMEJAL and SEABRIDGE;

(ii) by either BERMEJAL or SEABRIDGE, at any time prior to Closing, if the other is in material breach or default of its respective covenants, agreements, or other obligations in this Agreement or if any of its representations in this Agreement are not true and accurate when made or when otherwise required by this Agreement to be true and accurate, and such breach, default or inaccuracy is material to NOCHEBUENA as a whole and has not been cured within 30 (thirty) days following written notice thereof given by the terminating party; or

(iii) as otherwise provided in this Agreement.

12.02 Effect of Termination.- If this Agreement shall be terminated pursuant to Section 12.01, all obligations of the parties hereunder shall terminate, except as set forth in Section 14.01.

ARTICLE XIII
NOTICES

13.01. Notices.- Any notice, direction or other instrument required or permitted to be given under this Agreement will be addressed as follows:

If to BERMEJAL:
MINERA BERMEJAL, S. DE R.L. DE C.V.
c/o Fresnillo plc
Corporativo BAL, 4th Floor
Moliere 222
Colonia Los Morales, Seccion Palmas
11540 Mexico, D.F.
Mexico
Attention: Jaime Lomelin, CEO
Telephone: +52-55-5279-3413
Facsimile: +52-55-5279-3489
E-mail: jaime.lomelin@fresnilloplc.com
With copies to:
SERVICIOS ADMINISTRATIVOS FRESNILLO, S.A. DE C.V.
Avenida de las Industrias 4335
Colonia Nombre de Dios Industrial
31156 Chihuahua, Chihuahua
Mexico
Attention: David Giles
Telephone: +52-614-442-8480
Facsimile: +52-614-417-7602 E-mail: david_giles@fresnilloplc.com

NEWMONT USA, LIMITED
6363 South Fiddler’s Green Circle
Greenwood Village, Colorado 80111
U.S.A.
Attention: David Faley, Vice-President
Telephone: +303-837-5966
Facsimile:+303-837-5810
E-mail: David.Faley@newmont.com

Subject to compliance with applicable legal requirements for service of process and notifications, any notice, direction or other instrument given hereunder shall be in writing and will, if delivered with evidence of receipt, be deemed to have been given and received on the day it was delivered; and if mailed by express courier service, be deemed to have been given and received on the date registered as the date of receipt according to the courier’s records. Notices may also be given between the Parties through facsimile or any other electronic means, as long as the receipt of such is confirmed by the receiving Party. Any Party may at any time give to the other notice in writing of any change of address of the Party giving such notice and from and after the giving of such notice, the address or addresses therein specified will be deemed to be the address of such Party for the purposes of giving notice hereunder.

14.02. Expenses.- Each Party hereto shall be responsible for its own costs and expenses, including legal, administrative and tax costs as well as travel expenses.

14.03. Severability.- If any term or other provisions of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

14.04. Assignment.- Neither Party shall assign this Agreement without the written consent of the Parties, which consent shall not be unreasonably withheld by any Party hereto except by operation of Law; provided, however, BERMEJAL may assign this Agreement and/or any right or obligation hereunder to an Affiliate upon notice thereof to SEABRIDGE. Any purported assignment of this Agreement in violation of this Section 14.04 shall be null and void.

14.05. No Waiver.- No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

14.06. Inurement- This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

14.07. Entire Agreement This Agreement including the Annex, Schedules and Exhibits hereto, constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties, and there are no warranties, representations or other agreements between the Parties in connection herewith, except as specifically set forth herein.

14.08. Further Assurances. Each of the Parties to this Agreement shall take all such further steps and execute all such further and other documentation as may be necessary or desirable in order to more fully give effect to the provisions of this Agreement.

14.09. Governing Law. This Agreement shall be construed and governed by the laws of the United Mexican States, without reference to the choice of law or conflicts of law principles thereof.

14.10. Section Headings. Section headings in this Agreement are for reference and convenience only, with no particular legal significance and do not expand, amend, alter or influence in any way the substantive provisions of the Sections to which they refer.

[SIGNATURE PAGE FOLLOWS]

By:

Name:	Jaimel Lomelín
Title:	Director General (CEO)

SEABRIDGE GOLD, INC.

By:

Name:	William Threlkeld
Title:	Senior Vice President

MINERA SEABRIDGE GOLD, S.A. DE C.V.

By:

Name:	N. E. THRELKELD
Title:	VICE PRESIDENT

ATTORNY IN FACT

Rudi. P. Fronk
As holder of the Qualified Share

“Agreement” shall have the meaning ascribed to such term in the introductory paragraph of this instrument.

“Arbitration” shall mean arbitration conducted in accordance with the provisions of Article XI.

“Arbitration Award” shall mean the written ruling of the Arbitrators rendered in accordance with Article XI.

“Books and Records” shall mean all books and records of a Person relating to that Person’s business, operations and activities, including all contracts and agreements to which such Person is a party or by which it is bound, its general and other ledgers, records of corporate or organizational proceedings, minute books, stock records, stock registry books, tax records, financial statements, documents of title to real and personal property (bienes muebles), personnel records, salary and wage records, inventory records, checkbooks, bank statements, all Technical Information, and any other documentation pertaining to such Person.

“Business Day” shall mean Monday, Tuesday, Wednesday, Thursday and Friday unless such day shall be a day when financial institutions in Mexico City, D.F., Mexico or Toronto, Ontario, Canada or both are authorized by Law to close.

“Closing” shall have the meaning ascribed to such term in Section 2.03.

“Closing Date” shall have the meaning ascribed to such term in Section 2.03.

“Concessions” shall have the meaning ascribed to such term in Section 4.01.3.

“Control” used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

“GAAP” shall mean United Mexican States generally accepted accounting principles, consistently applied.

“Governmental Authority” shall mean any federal, state, municipal or governmental agency, authority, administrative agency, regulatory body, commission or instrumentality (other than a court).

“Indemnified Party” shall have the meaning ascribed to such term in Section 9.01(iv).

“Lease Contract” shall mean the Contrato de Arrendamiento de Terreno Rústico y de Otorgamiento de Opción de Compra y de Derecho de Preferencia para Comprarlo dated February 22, 2008 under notarial deed number 4,564 granted before Notary Public No. 7, Lie. René Balderrama Sánchez, of the city of Navojoa, State of Sonora a copy of which is attached hereto as Exhibit 1.

“Leased Land” shall mean the 1,000 hectares of land owned by Mr. Francisco Manuel Pesqueira Escalante, in the Muncipality of Caborca, State of Sonora for exploration and other activities related thereto; including certain permanent easement rights (servidumbre de tránsito and servidumbre de conducción) over the “Access Road from Las Palmas to Noche Buena Ranch”, the “Alternative Access Road to Noche Buena Ranch” and the “Camino de Entronque”, as defined in the Lease Contract.

“Litigation” means any claim, action, suit, proceeding, arbitration, investigation, hearing, or other activity or procedure that could result in a Judgment.

“NOCHEBUENA” shall mean Minera Seabridge Gold, S.A. de C.V., a corporation organized and existing under the Laws of the United Mexican States.

“NOM’s” shall mean a Norma Oficial Mexicana issued by a Governmental Agency under the applicable Law.

“Person” shall mean an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, excluding a Governmental Authority.

“Purchase Price” shall mean US$25,000,000.00 (Twenty five million United States dollars).

“Qualifying Share” shall mean a share of the capital stock of NOCHEBUENA and the ownership of which by a Person other than the owner of the remaining shares of the capital stock of NOCHEBUENA is necessary for compliance with applicable provisions of the Mexican Ley General de Sociedades Mercantiles.

“Qualifying Shareholder” shall mean Rudi P. Fronk.

“SHARES” shall mean the 85,513,730 shares of fully issued, paid and non-assessable, outstanding shares representing 100% of the capital stock of NOCHEBUENA, including the Qualifying Share.

“Technical Information” shall mean all maps, drill logs and other drilling data, core samples and tests, pulps, reports, surveys, assays, analyses, production and operation reports, and any other technical material or information relating to the Concessions.

Moliere 222, Los Morales – Palmas
Fourth Floor
Attn: Chief Executive Officer
Facsimile: (525) 5279-3489

(hereinafter “Concessionaire”)

and

SEABRIDGE GOLD INC., a company organized and existing under the laws of Canada
106 Front Street East, Suite 400
Toronto, Ontario M5A 1E1
Attn: President
Facsimile: 1-416-367-2711

(hereinafter “Beneficiary”)

With the acknowledgement of Minera Penmont, S. de R.L. de C.V. solely for purposes of sections 8.11.3 (ii) and 8.11.4, but in no way limiting the obligations of Penmont hereunder after completion of the transfer therein mentioned.

RECITALS

A.

Under the Purchase and Sale Agreement dated as of the Effective Date (the “Purchase Agreement”) between Minera EI Bermejal, S. De R.L. De C.V., a company organized and existing under the laws of the United Mexican States (“Bermejal”) and Beneficiary the Beneficiary agreed to sell and Bermejal agreed to purchase 100% of the capital stock of Concessionaire for U.S.$25,000,000.00 (the “Transaction”);

B.

The Concessionaire has acquired, and currently has full right, title and owns a 100% interest in the mining concessions known as (i) “Juliana”, Título 217,805 which is valid through August 22, 2052, with an area of 970 hectares, located in the Municipality of Caborca, State of Sonora, registered on August 23, 2002 in the Public Mining Registry (Registro Público de Minería) under number 65, page 33, volume 331 of the Mining Concessions Book; (ii) “Noche Buena”, Título 217,985 which is valid through September 17, 2052, with an area of 30 hectares, located in the Municipality of Caborca, State of Sonora, registered on September 18, 2002 in the Public Mining Registry (Registro Público de Minería) under number 245, page 123, volume 331 of the Mining Concessions Book; and (iii) “River”, Título 229,242 which is valid through March 26, 2057 with an area of 2,616.015 hectares, located in the Municipality of Caborca, State of Sonora, registered on March 27, 2007 in the Public Mining Registry (Registro Público de Minería) under number 342, page 171, volume 362 of the Mining Concessions Book (collectively the “Concessions”) and the plots of land covered thereby (“lotes mineros”); and

C.	In connection with the Transaction, Concessionaire has agreed to pay to Beneficiary the Contingent Production Bonus (defined below) and the Royalty (defined below) in accordance

Page 1 Royalty Agreement (v40-101007)

AGREEMENT

1. Royalty: Production Bonus

1.1 Concessionaire shall pay to Beneficiary a production royalty (Prima por Descubrimiento) in the amount of one and one half Percent (1.5%) of Net Smelter Returns (as hereinafter described) from the sale or other disposition of gold produced from the Concessions; provided, however, said Royalty shall only be payable if and as long as the Applicable Spot Price (defined below) used to calculate the amount of the Royalty payable in respect of any month (or, if the payment is “in kind”, that would have been used) is equal to or higher than US$800.00 (Eight hundred 00/100 dollars) per troy ounce, as determined in accordance with the provisions of this Agreement (the “Royalty”). The Concessionaire’s obligation to pay the Royalty to the Beneficiary shall have the same duration as the respective terms of the Concessions and any amendments, relocations, conversions, renewals or extensions, and replacements thereof, and shall not be impaired or diminished by any grouping, merger, division, reduction, or any other similar actions taken with respect to the land covered by the same. In addition, Concessionaire shall pay to Beneficiary a contingent production bonus (Contraprestación por Inicio de Producción) of US$5,000,000.00 by direct bank deposit to Beneficiary’s account as Beneficiary shall designate subject to achievement of, and within 10 Business Days following, the date of, Commencement of Commercial Production of ore from the Concessions (the “Production Bonus”).

1.2 Net Smelter Returns. “Net Smelter Returns” (“liquidaciónes neta de fundición,”) shall be determined by multiplying (a) the gross number of troy ounces of gold recovered from production from the Concessions during the preceding calendar month (“Monthly Production”) delivered to the smelter, refiner, processor, purchaser or other recipient of such production (collectively, “Buyer”), by (b) the average of the London Bullion Market, Afternoon Fix, spot prices reported for the preceding calendar month (the “Applicable Spot Price”), and subtracting from the product of Subsections 1.2(a) and 1.2(b) only the following if actually incurred: (i) charges imposed by the Buyer for refining bullion from doré or concentrates of Gold (“Beneficiated Gold”) produced by Concessionaire’s final mill or other final processing plant; however, charges imposed by the Buyer for smelting or refining of raw or crushed ore containing gold or other preliminarily processed gold shall not be subtracted in determining Net Smelter Returns; (ii) penalty substance, assaying, and sampling charges imposed by the Buyer for refining Beneficiated Gold contained in such production; and (iii) charges and costs, if any, for transportation and insurance of Beneficiated Gold from Concessionaire’s final mill or other final processing plant to places where such Beneficiated Gold are smelted, refined and/or sold or otherwise disposed of.

1.3 In the event the refining of bullion from the Beneficiated Gold contained in such production is carried out in custom toll facilities owned or controlled, in whole or in part, by Concessionaire or any of its Affiliates, which facilities were not constructed solely for the purpose of refining Beneficiated Gold from the Concessions, then charges, costs and penalties for such refining shall mean the amount Concessionaire would have incurred if such refining were carried out at facilities not owned or controlled by Concessionaire or any of its Affiliates then offering comparable services for comparable products on prevailing terms, but in no event greater than actual costs incurred by Concessionaire or its Affiliate with respect to such refining. In the event Concessionaire receives insurance proceeds for loss of production of gold, Concessionaire shall pay to Beneficiary the Royalty percentage of any such insurance proceeds which are received by Concessionaire for such loss of production.

Page 2 Royalty Agreement (v40-101007)

(a) Royalty In Kind. If Beneficiary elects to receive its Royalty for gold “in kind”: (i) Beneficiary shall open a bullion storage account at each refinery or mint designated by Concessionaire as a possible recipient of refined bullion in which Beneficiary owns an interest, not exceeding three (3) refineries or mints in total at any one time. Beneficiary shall be solely responsible for all costs and liabilities associated with maintenance of such account or accounts, and Concessionaire shall not be required to bear any additional expense with respect to such “in-kind” payments, (ii) Royalty will be paid by the deposit of refined bullion into Beneficiary’s account. On or before the 25th day of each calendar month following a calendar month during which delivery to the Buyer of the Monthly Production or other disposition occurred, Concessionaire shall deliver written instructions to the mint or refinery, with a copy to Beneficiary directing the mint or refinery to deliver refined bullion due to Beneficiary in respect of the Royalty, by crediting to Beneficiary’s account the number of ounces of refined bullion for which Royalty is due; provided, however, that the words “other disposition” as used in this Agreement shall not include processing, milling, beneficiation or refining losses of gold. The number of ounces of refined bullion to be credited will be based upon Beneficiary’s share of the previous month’s delivery to the Buyer of the Monthly Production or other disposition as calculated pursuant to the commingling provisions of Section 1.8. (iii) Title to refined bullion delivered to Beneficiary under this Agreement shall pass to Beneficiary at the time such bullion is credited to Beneficiary at the mint or refinery, (iv) Beneficiary agrees to hold harmless Concessionaire from any liability imposed as a result of the election of Beneficiary to receive Royalty “in kind” and from any losses incurred as a result of Beneficiary’s trading and hedging activities. Beneficiary assumes all responsibility for any shortages which occur as a result of Beneficiary’s anticipation of credits to its account in advance of an actual deposit or credit to its account by a refiner or mint, (v) When the Royalty payments are paid “in kind”, they will not reflect the costs deductible in calculating Net Smelter Returns under this Agreement. Instead, within thirty (30) days of the receipt of a statement showing charges incurred by Concessionaire for transportation, smelting or other deductible costs in respect of Royalty payments already received “in kind”, Beneficiary shall remit to Concessionaire full payment for such charges. If Beneficiary does not pay such charges when due, Concessionaire shall have the right, at its election, provided Beneficiary does not dispute such charges, to deduct the gold equivalent of such charges from the ounces of gold bullion to be credited to Beneficiary in a following month.

(b) In Cash. If Beneficiary elects to receive its Royalty for gold in cash, payments shall be payable on or before the later of ten (10) days after Concessionaire receives payment from the Buyer or the twenty-fifth (25th) day of the month following the calendar month in which the Monthly Production subject to the Royalty was delivered to the Buyer by Concessionaire. For purposes of determining Monthly Production and calculating the cash amount due to Beneficiary, gold will be deemed to have been delivered to the Buyer or otherwise disposed of at the time refined production from the Concessions is delivered, made available, or credited to Concessionaire by a mint or refiner. The price used for calculating the cash amount due for Royalty on gold shall be the Applicable Spot Price. Concessionaire shall make each Royalty payment to be paid in cash by delivery of a check payable to Beneficiary and delivering such check to Beneficiary at the address listed in this Agreement, or to such other address as Beneficiary may

Page 3 Royalty Agreement (v40-101007)

1.7 Hedging Transactions. All profits and losses resulting from Concessionaire’s sales of gold, or Concessionaire’s engaging in any commodity futures trading, option trading, or metals trading, or any combination thereof, and any other hedging transactions including trading transactions designed to avoid losses and obtain possible gains due to metal price fluctuations (collectively, “Hedging Transactions”) are specifically excluded from Royalty calculations pursuant to this Agreement. All Hedging Transactions by Concessionaire and all profits or losses associated therewith, if any, shall be solely for Concessionaire’s account.

1.8 Commingling. Concessionaire shall have the right to commingle gold from the Concessions with minerals from other properties. Before any gold produced from the Concessions are commingled with minerals from other properties, the gold produced from the Concessions shall be measured and sampled in accordance with sound mining and metallurgical practices for moisture, metal, commercial minerals and other appropriate content, applied on a consistent basis. Representative samples of the gold shall be retained by Concessionaire and assays (including moisture and penalty substances) and other appropriate analyses of these samples shall be made before commingling to determine gross metal content of gold. Concessionaire shall retain such analyses for a reasonable amount of time, but not less than twenty four (24) months, after receipt by Beneficiary of the Royalty paid with respect to such commingled minerals from the Concessions, and shall retain such samples taken from the Concessions for not less than ninety (90) days after collection.

2. Stockpilings and Tailings. All tailings, residues, waste rock, spoiled leach materials, and other materials (collectively “Materials”) resulting from Concessionaire’s operations and activities on the Concessions shall be the sole property of Concessionaire, but shall remain subject to the Royalty should the Materials be processed or reprocessed, as the case may be, in the future and result in the production and sale or other disposition of gold. Notwithstanding the foregoing, Concessionaire shall have the right to dispose of Materials from the Concessions on or off of the Concessions and to commingle the same (as provided herein) with materials from other properties. In the event Materials from the Concessions are processed or reprocessed, as the case may be, and regardless of where such processing or reprocessing

Page 4 Royalty Agreement (v40-101007)

4. Term. The duration of the Royalty created hereby shall be for the term specified in Section 1.1 hereof, it being the intent of the Parties hereto that, to the extent allowed by law, the Royalty shall constitute a vested interest in and a covenant running with the land affecting the Concessions and all successions thereof whether created privately or through governmental action and shall inure to the benefit of and be binding upon the Parties and their respective legal representatives, successors and assigns so long as Concessionaire or any successor or assign of Concessionaire holds any rights or interests in the Concessions by any contractual arrangement or other means whatsoever. The Parties do not intend that there be any violation of the rule of perpetuities. If, however, such violation should inadvertently occur, the Parties hereby agree that an arbitration panel shall reform that provision in such a way as to approximate most closely the intent of the Parties within the limits permissible under such rules.

5. Royalty Obligation and Relinquishment of Concessions. The obligation to pay the Royalty shall attach to any amendments, relocations, conversions, renewals or extensions, replacements, groupings, mergers, divisions, reductions, or any other similar actions taken with respect to any mining claim. The obligation to pay the Royalty shall run with the Concessions and shall be applicable to Concessionaire and its successors and assigns of the Concessions and to any other person acquiring any of the Concessions or in and to any interest in any of the rights derived from the same by any form of agreement or contractual arrangement or by enforcement of any court order or judicial, labor or arbitral judgment, or by any form of government decree, order, or action, or by any other means whatsoever. If Concessionaire or any Affiliate or successor or assign of Concessionaire surrenders, allows to lapse or otherwise relinquishes or terminates its interest in any of the Concessions and within a period of three (3) years after the effective date of relinquishment or abandonment reacquires a direct or indirect interest in the land covered by the former Concessions, then from and after the date of such reacquisition such reacquired properties shall be included in the Concessions and the Royalty shall apply to such interest so acquired. Concessionaire shall give written Notice to Beneficiary within ten (10) days of any acquisition or reacquisition of the Concessions.

6. No Obligation to Mine. Concessionaire shall have sole discretion to determine the extent of its mining of the Concessions and the time or the times for beginning, continuing or resuming mining operations with respect thereto. Concessionaire shall have no obligation to Beneficiary or otherwise to mine any of the Concessions.

7. Reporting, Records and Audits, Inspections, New Resources or Reserves, Confidentiality and Press Releases.

7.1 Reporting. No later than February 15 of each year, Concessionaire shall provide to Beneficiary an annual report of activities and operations conducted with respect to the Concessions during the preceding calendar year, and from time to time shall provide such additional information as Beneficiary may reasonably request. Such annual report shall include details of: (a) the preceding year’s activities with respect to the Concessions; (b) ore reserve data for the calendar year just ended; and (c) estimates of anticipated production and estimated remaining ore reserves with respect to proposed activities for the Concessions for the current calendar year.

Page 5 Royalty Agreement (v40-101007)

7.3 Audit Rights, The Beneficiary shall have the right to have each detailed statement and each annual report delivered under Subsection 1.5(c) and Section 8.1 of this Agreement, respectively, audited and in connection therewith to have, and its representative and agents to have, access to the books and records of the Concessionaire, including as contemplated in Section 8.2. To exercise its audit rights in respect of the detailed statements in a calendar year and the annual report of the calendar year the Beneficiary must deliver to the Concessionaire written notice of its intention to conduct an audit within six months after the Beneficiary receives the annual report for that calendar year. The Beneficiary, or its representative duly authorized in writing, at its expense, shall have the right to audit the books and records of the Concessionaire to determine the accuracy of the calculations of the Royalty. The audit shall be conducted by a chartered or certified public accountant of recognized standing. A copy of the Beneficiary’s report in respect of the audit shall be delivered to the Concessionaire upon completion, and any discrepancy between the amount actually paid by the Concessionaire and the amount which should have been paid according to the Beneficiary’s report shall be paid forthwith, one Party to the other. In the event that the said discrepancy is to the detriment of the Beneficiary and exceeds 5% of the amount actually paid by the Concessionaire, then the Concessionaire shall pay the entire cost of the audit.

7.4 Confidentiality. Except for recording this Agreement, Beneficiary shall not, without the prior written consent of Concessionaire disclose to any third party Data or information obtained pursuant to this Agreement which is not generally available to the public; provided, however, Beneficiary may disclose data or information so obtained without the consent of Concessionaire: (a) if required for compliance with laws, rules, regulations or orders of a governmental agency, court or stock exchange; (b) to any of Beneficiary’s consultants or advisors; (c) to any third party to whom Beneficiary, in good faith, anticipates selling or assigning Beneficiary’s interest in the Concessions; (d) to a prospective lender, provided that such consultants, third parties or lenders first sign a confidentiality agreement with Beneficiary; or (e) to a third party to which a Party or its parent company contemplates a transfer to, or a merger, amalgamation or other corporate reorganization with, provided however, that any such third party to whom disclosure is made has a legitimate business need to know the disclosed information, and shall first agree in writing to protect the confidential nature of such information to the same extent Beneficiary is obligated under this section.

Page 6 Royalty Agreement (v40-101007)

8. General Provisions.

8.1 Amendment. This Agreement may be amended, modified or supplemented only by a written agreement signed by each Party.

8.2 Waiver of Rights. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

8.3 Governing Law. This Agreement shall be construed and governed by the laws of the United Mexican States, without reference to the choice of law or conflicts of law principles thereof.

8.4 Dispute Resolution. In the event of Concessionaire and Beneficiary being unable to resolve any dispute under this Agreement, including through the use of nonbinding mediation, it shall be resolved through binding arbitration. Either party may initiate resolution of such dispute through binding arbitration, by giving written notice of such decision to the other party. Such notice shall identify the arbitrator nominated by such party and the other party shall have 20 (twenty) Business Days to nominate a second arbitrator. Within 20 (twenty) Business Days after the nomination of the second arbitrator by the party receiving the election to arbitrate or by the International Chamber of Commerce in Paris (“ICC”), as hereinafter provided, the two arbitrators shall jointly nominate a third arbitrator to act as chairman. In the event of being unable to agree on such an arbitrator, Concessionaire and Beneficiary shall proceed to the ICC for the nomination of the third arbitrator. If either of Concessionaire or Beneficiary fails to nominate its own arbitrator the said ICC shall do so at the request of the other party. To the extent not otherwise provided in this Section, the arbitration shall be conducted in accordance with the rules of ICC. The arbitration proceedings will take place in Houston, Texas in the English language. All costs and expenses of any such arbitration shall be borne by the Parties as determined by the arbitrators. Arbitrators must be nationals of countries other than Canada or Mexico. The arbitrators shall interpret and enforce this Agreement to the fullest extent possible in accordance with its terms but if a dispute cannot be resolved by application of that standard, they may decide ex aequo et bono. A judgment upon the award rendered may be entered into any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award or an order of enforcement, as the case may be. This Subsection 8.4 shall not preclude the Parties from moving or applying for provisional remedies (providencias precautorias) from Mexican courts or judges under the Mexican Código de Comercio. If the Party in question deems the provisional remedies provided by the Mexican Código de Comercio insufficient, ineffective, not designed, or unfit to accomplish the desired protective end, the Party may elect to move or apply for providencias cautelares from Mexican courts or judges under the Code of Civil Procedures of the State of Sonora, Mexico (Código de Procedimientos Civiles para el Estado de Sonora). The Parties

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8.7 No Joint Venture, Mining Partnership, Commercial Partnership. This Agreement shall not be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship between or among Concessionaire and Beneficiary.

8.8 Time. Time is of the essence of each provision of this Agreement.

8.9 Definitions. In this Agreement and the Schedule(s) attached to this Agreement the following terms shall have the following meanings:

“Affiliate” of a Party means an entity or person that Controls, is Controlled by, or is under common Control with the Party through direct or indirect ownership of greater than fifty percent (50%) of the voting securities entitled to elect, or other rights to appoint, a majority of the directors of the entity.

“Agreement” (or “Royalty Agreement”) means this Royalty Agreement and all amendments, modifications and supplements thereto.

“Applicable Spot Price” has the meaning described in Section 1.2.

“Beneficiary” shall include, to the extent applicable in the circumstances, all of Beneficiary’s successors-in-interest, including without limitation assignees, partners, joint venture partners, lessees, and when applicable mortgagees and Affiliates having an interest in the Concessions.

“Beneficiated Gold” has the meaning described in Section 1.2.

“Business Day” means any calendar day other than a Saturday or Sunday or any statutory holiday or civic holiday in Mexico City, D.F., Mexico, or Toronto, Ontario, Canada or both.

“Buyer” has the meaning described in Section 1.2.

“Commencement of Commercial Production” shall be deemed to have commenced on the first day of the calendar month following the first 30 consecutive days during which gold has been produced from the Concessions at an average rate not less than 80% of the initial rated capacity of the facilities.

“Concessionaire” shall include, to the extent applicable in the circumstances, all of Concessionaire’s successors-in-interest, including without limitation assignees, partners, joint venture partners, lessees, and when applicable mortgagees and Affiliates having an interest in the Concessions.

“Concessions” means the concessions described in attached Schedule A including without limitation any amendments, supplements, renewals, groupings, mergers, divisions, reductions, replacements thereof and any other similar actions taken with respect to same.

“Control” used as a verb means, when used with respect to an entity, the ability, directly or indirectly

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“Effective Date” means the date specified on the top of page one of this Agreement.

“Hedging Transactions” has the meaning described in Section 1.7.

“Materials” has the meaning described in Article 2.

“Monthly Production” has the meaning described in Section 1.2.

“Net Smelter Returns” has the meaning described in Section 1.2.

“Notice” has the meaning described in Section 8.10.

“Parties” means Beneficiary and Concessionaire collectively.

“Party” means either of the Parties individually.

“Purchase Agreement” means that certain agreement described in Recital A.

“Production Bonus” means the Contraprestación por Inicio de Producción as described in Section 1.1.

“Royalty” means the Prima por Descubrimiento or Net Smelter Returns royalty stipulated in Section 1.1.

“Transmission” has the meaning described in Section 8.10.

8.10 Notices. (a) Any Notice, demand or other communication (in this section, a “Notice”) required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if: (i) delivered in person during normal business hours of the recipient on a Business Day and left with a receptionist or other responsible employee of the recipient at the applicable address first set forth in this Agreement; or (ii) sent by facsimile transmission (a “Transmission”) during normal business hours on a Business Day charges prepaid and confirmed by regular mail at the address first set forth in this Agreement; and (b) each Notice sent in accordance with this section shall be deemed to have been received: (i) on the day it was delivered; or on the same day that it was sent by fax transmission, or (ii) on the first Business Day thereafter if the day on which it was sent by fax transmission was not a Business Day or the time at which it was sent was after the end of business hours at the place of receipt. The Notice addresses for the Parties are set out on page one of this Agreement. A Party may change its address for Notice by giving Notice to the other Party in accordance with this section. Notice to Concessionaire shall additionally be sent to Newmont Mining Corporation, 1700 Lincoln Street, 36th Floor, Denver, Colorado 80203 U.S.A., Attention: Land Dept., Facsimile: 303.837.5851.

8.11 Assignment; Right of First Offer. Except as otherwise provided in this Agreement, either Party shall

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8.11.2 This right of first offer shall apply to Beneficiary, its successors and assigns (including affiliates, subsidiaries or successors by merger) but shall not apply to a Disposition made by Beneficiary to a wholly-owned subsidiary, affiliate or parent company.

8.11.3 Notwithstanding the foregoing:

          (i) Concessionaire shall have the unrestricted right to assign part or all of its rights and obligations under this Agreement to any of its wholly-owned affiliates or subsidiaries, upon written notice to Beneficiary and subject to the affiliate or subsidiary that is the transferee agreeing to be bound by all of the terms and conditions of this Agreement; and

          (ii) Within 45 days of the date of this Agreement, Concessionaire shall transfer, or cause to be transferred, the entirety of its rights and obligations under this Agreement to Minera Penmont S. de R.L. de C.V. (“Penmont”) in conjunction with the concurrent transfer of its rights to the Concessions, and Penmont hereby agrees to accept such transfer, such transfer to have the effect that, upon completion thereof, Penmont shall be responsible for, or otherwise fully assume all of the rights and obligations of Concessionaire as direct and unconditional obligations of Penmont.

8.11.4 Assumption of Obligations if No Transfer. In the event that Penmont for any reason does not receive the transfer mentioned under Section 8.11.3(ii) above within the time period contemplated in such Section 8.11.3(ii), Penmont hereby assumes and agrees to be liable for and bound by all of the obligations of the Concessionaire under this Agreement without the need to execute any further agreement or instrument. Furthermore, Penmont hereby acknowledges that it

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8.14 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof.

8.15 Rule Against Perpetuities. The Parties do not intend that there be any violation of the rule of perpetuities, the rule against unreasonable restraints or the alienation of property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Concessions, or in any real property under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, such violation should inadvertently occur, the Parties hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Parties within the limits permissible under such rules.

8.16 Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of the Parties be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

8.17 Translation, Notarization and Recordation. The Concessionaire shall have this Agreement translated into Spanish by a registered expert translator as soon as possible and both Parties hereto undertake to ratify the English and Spanish versions before a Notary Public of Concessionaire’s choice in Mexico City and of the Beneficiary’s choice in Hermosillo for each of the Concessionaire and the Beneficiary, respectively, and at Concessionaire’s expense within 21 (twenty one) Business Days following the Effective Date and Concessionaire shall forthwith thereafter file it for recordation before the Registro Público de Mineria of the Dirección General de Minas and satisfactorily complete the registration process as soon as possible, according to the applicable regulations, also at the Concessionaire’s expense. The Beneficiary may elect to file the Spanish version of this Agreement with the Registro Publico de Mineria at the Concessionaire’s expense. If requested by the Beneficiary, the Concessionaire shall diligently cooperate with and provide to the Beneficiary any additional documents it may need to complete such registration. In the event of conflict or discrepancy between the English and Spanish versions, the English version shall prevail as among the Parties.

8.18 Lien. The Beneficiary’s Royalty and Production Bonus hereunder shall constitute a direct and unconditional obligation of the Concessionaire in order to secure the payment of the Beneficiary’s Royalty and Production Bonus when and as agreed herein. This obligation, and the corresponding annotation of such obligation in the Mexican Public Mining Registry, shall run with the Concessions and with any amendment, relocation, conversion, renewal or extension, replacement, grouping, merger, division, reduction of, or any other similar actions taken with respect to, the Concessions, and any transfer of any of the Concessions or disposition of any interest therein or rights derived from the same shall unconditionally remain subject to the said obligation and annotation before the Mexican Mining Registry, as well as to the terms of this Agreement, to the extent that such obligation arising under this Agreement remains un-discharged.

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Solely for purposes of Sections 8.11.3(ii) and 8.11.4, but in no way limiting the obligations of Penmont hereunder after completion of the transfer therein mentioned:

MINERA PENMONT S. de R.L. de C.V.

By:

Name:	JAIME LAMELIN
Title:	DIRECTOR GENERAL (CEO)

Its Authorized Representative

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